EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF WESTERN ALLIANCE BANCORPORATION
a Delaware corporation
WESTERN ALLIANCE BANCORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST:        The name of the corporation is Western Alliance Bancorporation (the “Corporation”).

SECOND:
The address of the registered office of the Corporation in the State of Delaware and the County of Kent is 615 South DuPont Highway, Dover, DE 19901 and the name of the registered agent at that address is National Corporate Research, Ltd.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:	A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 220,000,000 shares consisting of:

1.	200,000,000 shares of Common Stock, with a par value of $0.0001 per share (the “Common Stock”); and

2.	20,000,000 shares of Preferred Stock, with a par value of $0.0001 per share (the “Preferred Stock”).
B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

FIFTH:
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
D. Special meetings of stockholders of the Corporation may be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President and shall be called by the Board of Directors of the Corporation upon the written request of the stockholders of the Corporation holding no less than forty percent (40%) of the issued and outstanding shares of common stock of the Corporation, subject to and in compliance with the procedures and other requirements set forth in the Bylaws of the Corporation.

SIXTH:
A. The number of directors shall be no fewer than one and shall be fixed in the manner in the manner provided for in the Bylaws. Each director who is nominated for election as a director as of the date of the 2015 annual meeting of stockholders of the Corporation shall, if elected, hold office until the 2016 annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. Each director who was serving as a director as of the date of the 2015 annual meeting of stockholders and who was not nominated for election at such meeting shall hold office until the expiration of the term for which he or she has been elected and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. At each annual meeting of stockholders after the date of the 2015 annual meeting of stockholders of the Corporation, each director who does not have a continuing term as provided in the foregoing sentence (and each director for whom such a continuing term has expired) shall, if nominated and elected, hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.
B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director who was serving as a director as of the date of the 2015 annual meeting of stockholders, who was not nominated for election at such meeting and whose term continued beyond such meeting may be removed from office at any time prior to the expiration of the director’s term, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Each director who does not have a continuing term as provided in the foregoing sentence (and each director for whom such a continuing term has expired) may be removed with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH:
The Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH:
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to actions or omissions occurring prior to, such repeal or modification.

NINTH:
Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

TENTH:
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter permitted by the laws of the State of Delaware and all rights of the stockholders of the Corporation are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article TENTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, or Article NINTH.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, on this 19th day of May, 2015.

WESTERN ALLIANCE BANCORPORATION
By:	/s/ Randall S. Theisen
Name: Randall S. Theisen
Title: Executive Vice President, General Counsel and Secretary